            SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED JUNE 20, 2003
                       (TO PROSPECTUS DATED MAY 20, 2003)

                    WAMU MORTGAGE PASS-THROUGH CERTIFICATES,
                                SERIES 2003-AR7

                  WASHINGTON MUTUAL MORTGAGE SECURITIES CORP.
                         DEPOSITOR AND MASTER SERVICER

                                 $1,772,926,100
                                 (APPROXIMATE)

    The first paragraph under the heading 'Method of Distribution' and the tables that follow on pages S-55 and S-56 are amended and restated in their entirety as follows:

        Washington Mutual Mortgage Securities Corp. has agreed to sell to the underwriters, and the underwriters have agreed to purchase, all of the offered certificates (other than the 0.01% percentage interest of the Class R Certificates that Washington Mutual Mortgage Securities Corp. will retain) in the principal amounts (or notional amounts, in the case of the Class X Certificates) set forth below.

                                   CLASS A-1      CLASS A-2       CLASS A-3       CLASS A-4      CLASS A-5      CLASS A-6
          UNDERWRITER             CERTIFICATES   CERTIFICATES    CERTIFICATES    CERTIFICATES   CERTIFICATES   CERTIFICATES
          -----------             ------------   ------------    ------------    ------------   ------------   ------------
Greenwich Capital Markets,
 Inc............................  $100,660,000   $ 43,260,000   $   69,720,000   $ 46,900,000   $ 44,450,000   $ 97,797,000
Bear, Stearns & Co. Inc.........  $ 71,900,000   $ 30,900,000   $   49,800,000   $ 33,500,000   $ 31,750,000   $ 69,854,000
Lehman Brothers Inc.............  $ 71,900,000   $ 30,900,000   $   49,800,000   $ 33,500,000   $ 31,750,000   $ 69,854,000
WaMu Capital Corp...............  $ 43,140,000   $ 18,540,000   $   29,880,000   $ 20,100,000   $ 19,050,000   $ 41,912,000
                                  ------------   ------------   --------------   ------------   ------------   ------------
   Total........................  $287,600,000   $123,600,000   $  199,200,000   $134,000,000   $127,000,000   $279,417,000

                                   CLASS A-7      CLASS A-8        CLASS X        CLASS B-1      CLASS B-2      CLASS B-3
          UNDERWRITER             CERTIFICATES   CERTIFICATES    CERTIFICATES    CERTIFICATES   CERTIFICATES   CERTIFICATES
          -----------             ------------   ------------    ------------    ------------   ------------   ------------
Greenwich Capital Markets,
 Inc............................  $175,700,000   $ 28,000,000   $  866,408,500   $  9,359,000   $  7,131,000   $  3,565,000
Bear, Stearns & Co. Inc.........  $125,500,000   $ 20,000,000         --              --             --             --
Lehman Brothers Inc.............  $125,500,000   $ 20,000,000         --              --             --             --
WaMu Capital Corp...............  $ 75,300,000   $ 12,000,000   $  866,408,500   $  9,359,000   $  7,130,000   $  3,565,000
                                  ------------   ------------   --------------   ------------   ------------   ------------
   Total........................  $502,000,000   $ 80,000,000   $1,732,817,000   $ 18,718,000   $ 14,261,000   $  7,130,000

                                    CLASS R
          UNDERWRITER             CERTIFICATES
          -----------             ------------
Greenwich Capital Markets,
 Inc............................      $100
Bear, Stearns & Co. Inc.........     --
Lehman Brothers Inc.............     --
WaMu Capital Corp...............     --
                                      ----
   Total........................      $100

                 The date of this Supplement is June 24, 2003.